Company Contacts:
Steve Wagman
Chief Financial Officer
Telephone: 800-542-4008
Email:investor@tousa.com

Hunter Blankenbaker
Director of Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Provides Further Update on Recent Events Concerning the Transeastern Joint Venture

HOLLYWOOD, Fla., January 23, 2007 – Technical Olympic USA, Inc. (TOUSA) (NYSE: TOA) announced today that it has commenced settlement discussions with representatives of the lenders in the senior and mezzanine credit facilities of its Transeastern Joint Venture. As part of the discussions we have proposed a structure in which, among other things, TOUSA will make a significant asset and cash investment in the joint venture or in a separate entity which will purchase some or all of the joint venture’s assets. The proposal contemplates that either the joint venture or the successor to some or all of its assets will become a wholly or majority owned subsidiary of TOUSA. Under the proposal, the joint venture or successor entity would dedicate a portion of its cash flow to service the mezzanine debt. The proposal also contemplates paying amounts due under the joint venture’s current senior credit facilities in full via a refinancing at the joint venture or the entity that would continue the joint venture’s business.

While we remain committed to working with the lenders to achieve a consensual global resolution, settlement discussions are only in preliminary stages and we may be unable to agree to a settlement with the lenders or other parties including obtaining necessary consents and financings. Even if a settlement is reached, we cannot predict the outcome of any such settlement, including the cash or other contributions we may have to make in order to effectuate a settlement if there is one at all. Additionally, we may choose to pursue other strategies and alternatives with respect to the joint venture.

About the Traneastern Joint Venture

We acquired our 50% interest in the Transeastern JV on August 1, 2005 when the Transeastern JV acquired substantially all of the homebuilding assets and operations of Transeastern Properties, Inc, including work in process, finished lots and certain land option rights, for approximately $826.2 million (which included the assumption of $112.0 million of liabilities, net of $30.8 million of cash). The other member of the joint venture is an entity controlled by the former majority owners of Transeastern Properties.

In connection with our investment in the Transeastern JV, we entered into completion guarantees for the benefit of the senior and mezzanine lenders to the Transeastern JV relating to completion of certain work on property in process at the time in the event the Transeastern JV failed to do so and carve-out guarantees to indemnify the lenders for losses resulting from fraud, misrepresentation, misappropriation and similar acts by the Transeastern JV and full repayment of the loans in the event the Transeastern JV or any of its entities voluntarily files for bankruptcy protection. The other member of the joint venture also entered into carve-out guarantees. As of December 31, 2006, approximately $625 million of Transeastern JV indebtedness to the lenders was outstanding.

On October 31, 2006 and November 1, 2006, we received demand letters from Deutsche Bank as administrative agent for the senior and mezzanine lenders demanding payment under the guarantees. The demand letters allege that the Transeastern JV has failed to comply with certain of its obligations to the lenders. The demand letters also allege potential defaults and that events of default have occurred under the guarantees that have triggered our obligations to pay all of the outstanding obligations under each of the credit facilities. On December 8, 2006 we announced that Deutsche Bank, in its capacity as administrative agent for senior and mezzanine lenders, filed suit against us in the Supreme Court of New York seeking repayment from us for the JV’s debt obligations. This suit came days after our November 29, 2006 court filing in the Circuit Court of Broward County, Florida seeking declaratory judgment that we have no current obligation to pay any amounts to the lenders pursuant to the guarantees issued to the mezzanine lenders.

As a result of these circumstances, we evaluated the recoverability of our investment in the Transeastern JV, under APB 18, The Equity Method of Accounting for Investments in Common Stock, and as of September 30, 2006, determined our investment to be fully impaired. At September 30, 2006, our investment in the Transeastern JV amounted to $143.6 million, which includes $35.0 million of member loans receivable and $16.2 million of receivables for management fees, advances and interest due to us from the Transeastern JV. During the three months ended September 30, 2006, we wrote-off our $143.6 million investment.

There are significant disagreements between the lenders and us as to the extent of our liability under the completion guarantees. These disagreements include the number of properties that are encompassed within the guarantees and the extent of the construction which must be completed. Should the interpretations of the lenders ultimately prevail, our liability would be material. In addition we could be held liable for the carve-out guarantees as described above which liabilities could also be material. If we become liable under some or all of the guarantees, it may have a material adverse affect on our business and liquidity and defaults under documents governing our existing indebtedness could occur which may require us to consider all of our alternatives in restructuring our business and our capital structure.

About TOUSA

TOUSA is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

Forward-looking statements

This press release contains forward-looking statements including statements concerning settlement discussions. Certain important factors may have affected and could in the future affect our actual results or our liability for the Transeastern JV and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. The factors are outlined under the “Risk Factors” sections of the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 10, 2006 and the company’s quarterly reports on Form 10-Q date filed with the Commission after such date. We do not undertake any duty to update any forward-looking statement.